UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): August 16, 2007
MOLECULAR INSIGHT PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-33284	04-0562086
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
160 Second Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices, Including Zip Code)
(617) 492-5554
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement with Certain Officers.
     On August 16, 2007, the Board of Directors of Molecular Insight Pharmaceuticals, Inc. (the “Company”) approved the increase of the size of the Board from six (6) to seven (7) members, adding a new director position in Class II, and appointed Dr. Scott Gottlieb a Class II director to fill the vacancy created by such increase of the size of the Board. Dr. Gottlieb will not, at this time, serve on any of the committees of the Company’s Board of Directors. A copy of the Company’s press release issued on August 21, 2007 announcing Dr. Gottlieb’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     Scott Gottlieb, MD, 35, is a currently practicing physician, who joined the American Enterprise Institute earlier this year after several years at the U.S. Food and Drug Administration (FDA). Dr. Gottlieb was the Deputy Commissioner for Medical and Scientific Affairs at the FDA from 2005 to 2007. Prior to his appointment as Deputy Commissioner, he served at the FDA in a number of senior capacities in 2003 and 2004, including Senior Advisor for Medical Technology for the FDA Commissioner and Director of Medical Policy Development. During his time in government, he also served as Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services (CMS), and is a frequent contributor to leading journals and publications. Dr. Gottlieb received his M.D. degree from the Mount Sinai School of Medicine in New York and his B.A. degree in economics from Wesleyan University in Connecticut.
     In connection with his election to the Board, Dr. Gottlieb received an automatic grant under the Company’s Amended and Restated 2006 Equity Incentive Plan of an option to buy 25,000 shares of the Company’s common stock. The option vests in full on August 16, 2008 and expires on August 16, 2017.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is furnished pursuant to Item 5.02:
99.1	Press Release of Molecular Insight Pharmaceuticals, Inc., dated August 21, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 21st day of August, 2007.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
By:	/s/ John E. McCray
	Name:	John E. McCray
	Title:	Chief Operating Officer

Exhibit Index to Current Report on Form 8-K

Exhibit
Number	Exhibit Description

99.1	Press Release of Molecular Insight Pharmaceuticals, Inc., dated August 21, 2007